Exhibit 99.1

SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011

Willimantic, Connecticut — October 26, 2011.  SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market:  SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $740,000, or $0.07 basic and diluted net income per share, for the quarter ended September 30, 2011 versus net income of $838,000, or $0.08 basic and diluted net income per share, for the quarter ended September 30, 2010.  The Company reported net income for the nine months ended September 30, 2011 of $1.7 million, or $0.17 basic and diluted net income per share, compared to $2.0 million, or $0.20 basic and diluted net income per share, for the nine months ended September 30, 2010.

Net interest income increased $117,000, to $6.6 million, and $339,000, to $19.8 million, for the three and nine months ended September 30, 2011, respectively, compared to the same periods in 2010.  The increase in net interest income was due to a lower cost of funds and an increase in the average balance of interest-earning assets, offset by a decrease in the average rate earned on interest-earning assets.

The provision for loan losses decreased $60,000 and $82,000 for the three and nine months ended September 30, 2011, respectively, primarily due to lower net charge-offs for 2011, offset by an increase in nonperforming loans.  Net loan recoveries totaled $247,000 for the three months ended September 30, 2011 compared to net loan charge-offs of $152,000 for the three months ended September 30, 2010.  Net loan charge-offs were $191,000 and $587,000 for the nine months ended September 30, 2011 and 2010, respectively.  At September 30, 2011, nonperforming loans totaled $9.4 million, compared to $4.2 million at September 30, 2010.  An increase in nonperforming residential and commercial real estate loans of $2.6 million and $1.9 million, respectively, contributed to the higher balance of nonperforming loans at September 30, 2011.  Specific loan loss allowances relating to nonperforming loans increased to $918,000 at September 30, 2011, compared to $449,000 at September 30, 2010.

Noninterest income was $2.7 million and $2.5 million for the quarters ended September 30, 2011 and 2010, respectively, and $8.2 million and $8.1 million for the nine months ended September 30, 2011 and 2010, respectively.  For the three and nine months ended September 30, 2011, the Company recognized gains of $71,000 and $279,000, respectively, resulting from an increase in the fair value of derivative instruments and two trading securities, compared to a decrease of $129,000 in fair value of trading securities for both the three and nine months ended September 30, 2010.  The Company did not record any other-than-temporary impairment charges for the three or nine months ended September 30, 2011, compared to other-than-temporary impairment charges on one non-agency mortgage-backed security totaling $160,000 and $492,000 for the three and nine months ended September 30, 2010, respectively.  Wealth management fees declined for the third quarter of 2011 due to lower trust service fees and increased for the first nine months of 2011 principally due to the Bank’s new retirement product introduced during 2011.  The Company realized lower net gains on the sale of securities of $75,000 and $538,000 for the three and nine months ended September 30, 2011, respectively, compared to the same periods in 2010.  Service fees decreased $15,000 and $201,000 for the three and nine months ended September 30, 2011, respectively, as a result of a reduction in overdraft privilege fees, offset by an increase in fees associated with higher electronic banking usage.  Despite an increase in the volume of fixed-rate residential loan sales, mortgage banking fees declined for both the three and nine months ended September 30, 2011 as a result of a reduction in proceeds received on the sales.  Other noninterest income included a net gain of $122,000 related to death benefit proceeds from a bank-owned life insurance policy received during the first quarter of 2011.  Other noninterest income for the first nine months of 2011 was offset by impairment charges of $72,000 to reduce the carrying value in the Bank’s small business investment company limited partnership, compared to impairment charges of $12,000 for the same period in 2010.

Noninterest expenses increased $373,000 and $1.1 million for the three and nine months ended September 30, 2011, respectively, compared to the same periods in 2010.  The increase for the nine-month period was predominately due to a $500,000 cash contribution to SI Financial Group Foundation in connection with the public stock offering and concurrent second-step conversion completed during the first quarter of 2011.  SI Financial Group Foundation is a charitable foundation dedicated to providing assistance to charitable causes within the communities we serve.  Additional costs associated with salaries and benefits, occupancy and equipment and outside professional services contributed to the increase in noninterest expenses for 2011.  Higher salaries and benefits were attributable to the addition of lending staff hired to build commercial loan relationships.  An increase in occupancy and equipment expenses primarily related to equipment maintenance contracts and greater snow removal and utility costs associated with the poor weather conditions in the region during the first quarter of 2011.  Foreclosure expenses, including legal fees associated with foreclosure actions, increased in the third quarter as a result of the increase in nonperforming loans.  A reduction in the FDIC deposit insurance assessment for 2011 was due to a lower assessment rate stemming from a new calculation methodology.

Total assets increased $18.9 million, or 2.0%, to $945.3 million at September 30, 2011 from $926.4 million at December 31, 2010, principally due to increases of $64.2 million in available for sale securities and $9.5 million in net loans receivable, offset by decreases of $46.7 million in cash and cash equivalents and $5.8 million in loans held for sale.  Cash and cash equivalents decreased and securities increased as subscription funds received from the stock offering and funds received from deposit growth were deployed to purchase primarily U.S. government and agency obligations and mortgage-backed securities and USDA and SBA loans that are fully guaranteed by the U.S. government.  Total loan originations increased $5.2 million during the nine months ended September 30, 2011 compared to the same period in 2010, offset by an increase of $4.3 million in sales of fixed-rate residential mortgage loans.  The increase in loan originations for the first nine months of 2011 was mainly due to higher commercial mortgage and commercial business loan originations of $12.5 million and $3.3 million, respectively, offset by declines in residential mortgage and consumer loan originations.

Total liabilities were $815.3 million at September 30, 2011 compared to $845.3 million at December 31, 2010.  Subscription funds received in escrow at year-end 2010 totaling $48.3 million were transferred to shareholders’ equity upon completion of the stock offering on January 12, 2011.  Deposits increased $33.6 million, or 5.1%, which included increases in NOW and money market accounts of $58.5 million and noninterest-bearing deposits of $10.3 million, offset by decreases in savings accounts of $18.3 million and certificates of deposit of $16.8 million.  Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products.  Borrowings decreased $14.1 million from $122.4 million at December 31, 2010 to $108.3 million at September 30, 2011, resulting from net repayments of Federal Home Loan Bank advances.

Total shareholders’ equity increased $48.9 million from $81.1 million at December 31, 2010 to $130.0 million at September 30, 2011.  The increase in shareholders’ equity was attributable to net stock offering proceeds of $50.3 million, earnings of $1.7 million and an increase in net unrealized gains on securities aggregating $802,000 (net of taxes), offset by the funding of the employee stock ownership plan of $3.1 million, dividends of $893,000 and an increase in net unrealized losses on an interest rate swap derivative of $232,000.  At September 30, 2011, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“We are very encouraged by the growth we have experienced thus far in 2011.  In particular, we are pleased with the nearly $16.0 million increase in commercial real estate and commercial business loan originations.  This is a testament to our commitment to lending in the communities we serve, with the addition of several commercial lenders at the beginning of the year.  The continued deployment of stock offering proceeds in both loans and securities are expected to contribute to an increase in interest income in the months ahead,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company.  Established in 1842, the Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut.  Through its twenty-one branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company.  These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area, the ability to operate new branch offices profitably, the ability to effectively and efficiently integrate acquisitions and changes in relevant accounting principles and guidelines.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

(Dollars in Thousands / Unaudited)	September 30, 2011	December 31, 2010

ASSETS
Noninterest-bearing cash and due from banks	$13,110	$11,204
Interest-bearing cash and cash equivalents	18,552	67,117
Securities	252,616	188,672
Loans held for sale	1,588	7,371
Loans receivable, net	615,729	606,214
Bank-owned life insurance	8,939	9,024
Other real estate owned, net	1,069	1,285
Other assets	33,719	35,522

Total assets	$945,322	$926,409

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$694,361	$660,714
Borrowings	108,317	122,417
Other liabilities	12,595	62,174
Total liabilities	815,273	845,305

Shareholders' equity	130,049	81,104

Total liabilities and shareholders' equity	$945,322	$926,409

SELECTED OPERATING DATA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in Thousands / Unaudited)	2011	2010	2011	2010

Interest and dividend income	$9,451	$9,876	$28,555	$30,143
Interest expense	2,815	3,357	8,739	10,666
Net interest income	6,636	6,519	19,816	19,477

Provision for loan losses	210	270	610	692
Net interest income after provision for loan losses	6,426	6,249	19,206	18,785

Noninterest income	2,697	2,525	8,242	8,075
Noninterest expenses	8,047	7,674	25,070	23,976
Income before income taxes	1,076	1,100	2,378	2,884

Provision for income taxes	336	262	722	840
Net income	$740	$838	$1,656	$2,044

SELECTED OPERATING DATA - Continued:
	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2011	2010	2011	2010

Net income per share: (1)
Basic	$0.07	$0.08	$0.17	$0.20
Diluted	$0.07	$0.08	$0.17	$0.20

Weighted average shares outstanding: (1)
Basic	9,947,040	10,301,905	9,998,136	10,299,858
Diluted	9,967,696	10,305,971	10,019,076	10,301,910

(1)
Net income per share and weighted average shares outstanding for the three and nine months ended September 30, 2010 have been restated to reflect the effect of the Company’s stock offering and concurrent second-step conversion on January 12, 2011, at the exchange ratio of 0.8981.

SELECTED FINANCIAL RATIOS:
	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
(Dollars in Thousands / Unaudited)	2011	2010	2011	2010

Selected Performance Ratios:
Return on average assets (1)	0.31%	0.37%	0.23%	0.31%
Return on average equity (1)	2.24	4.05	1.70	3.38
Interest rate spread	2.65	2.85	2.69	2.89
Net interest margin	2.93	3.08	2.97	3.13
Efficiency ratio (2)	87.36	85.20	90.45	88.26

Asset Quality Ratios:
Allowance for loan losses			$5,218	$4,996
Allowance for loan losses as a percent of total loans (3)			0.84%	0.81%
Allowance for loan losses as a percent of nonperforming loans			55.33	118.73
Nonperforming loans			$9,431	$4,208
Nonperforming loans as a percent of total loans (3)			1.52%	0.68%
Nonperforming assets (4)			$10,500	$6,464
Nonperforming assets as a percent of total assets			1.11%	0.73%

Per Share Data:
Book value per share			$12.30	$7.74
Tangible book value per share (5)			11.91	7.35
Dividends per share			0.03	0.03

(1)	Quarterly ratios have been annualized.
(2)
Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3)	Total loans exclude net deferred costs and include loans held for sale.
(4)	Nonperforming assets consist of nonperforming loans and other real estate owned.
(5)
Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $4.1 million and $4.2 million at September 30, 2011 and 2010, respectively.

CONTACT:
Diane Phillips
Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514